OneCore Affiliate Marketing Program Agreement

This Agreement contains the complete terms and conditions that apply to an individual's or entity's participation in the OneCore Affiliate Marketing Program (the "AMP" or "Program"). As used in this Agreement, "we" means OneCore.com, and "you" means the applicant, the Affiliate Marketer (or "AM"). A "Prospect" is a corporation or individual who has registered through the promotional offer and a "Converted Prospect" is a corporation or individual who has completed an application, funded the account and been accepted as a OneCore.com member. "Site" means a World Wide Web site and, depending on the context, refers either to OneCore's site located at the URL www.OneCore.com, or to the site that you will link to our site (and which you will identify in your Program application).

1. Enrollment in the Program
To begin the enrollment process, you must submit a complete Program Application via our site. We will evaluate your application in good faith and will notify you of your acceptance or rejection. We may reject your application if we determine (at our sole discretion) that your site is unsuitable for the Program.

If we reject your application, you are welcome to reapply to the Program at any time. You should also note that if we accept your application and your site is thereafter determined (at our sole discretion) to be unsuitable for the Program, we may terminate this Agreement.

2. Promotion of the OneCore.com Relationship
As an AM, we will make available to you OneCore.com Links (the "Links"), which, subject to the terms and conditions hereof, you may display as often and in as many areas on your site as you desire. The Links will serve to identify your site as a member of the AM Program and will establish a link from your site to ours.

a. OneCore.com links:
Subject to the terms of clause (b) below, we will provide you with one or more OneCore.com Links, which will consist of one or more graphic images provided by us (and subject to change from time to time in our sole discretion) containing OneCore.com's logo. This link will connect the users on your site directly to us.

b. Agreements Regarding Links:
In utilizing the OneCore.com Links, you agree that you will cooperate fully with us in order to establish and maintain such Links. You also agree that you will display in your site only those graphic images (indicating a Link) that are provided by us, and you will substitute such images with any new images provided by us from time to time throughout the term of this Agreement. All AM sites shall display such graphic images prominently in relevant sections of their site. Links may be modified and/or expanded from time to time throughout the term of this Agreement but only with the written consent of OneCore.com. Each Link will connect users of your site to our site and will in no way alter the look, feel, or functionality of your site.

3. Lead Processing
We will process leads from prospects that follow AM Links from your site to our site. We reserve the right to reject accounts that do not comply with any requirements that we periodically may establish. We will be responsible for all aspects of tracking and conversion of prospects, including but not limited to tracking and acceptance of all paperwork, managing all accounts, and handling all member service. Further, we will track all converted prospects who sign up using the AM Link from your site to our site and will make available to you reports summarizing this marketing activity. The form, content, and frequency of the reports may vary from time to time at our discretion.

4. Referral Fees
We will pay you (in accordance with Sections 5 and 6 below) referral fees on new OneCore prospect conversions. To be eligible to earn a referral fee for a new OneCore prospect conversion, the OneCore member must have followed the AM Link from your site to our site, filled out the promotion form, and setup and funded an approved OneCore account within the outlined terms and conditions of the promotion and the OneCore Member Agreement.

5. Referral Fee Schedule
You will earn referral fees based on a referral fee schedule to be established by us. The current referral fee schedule is $50 for every converted prospect that completes an application, funds a OneCore account within 90 days of registering for the AM promotion via an AM web page, and remains a member for at least 60 days after funding the account. All accounts are subject to our credit approval. There is no limit to the number of referrals or the amount of money a site can receive, as long as prospects use the link and convert into new OneCore members. In the event that a new member registers via multiple AM web pages, the referral fee will be paid to the AM with the oldest dated match that falls within the 90-day window.

6. Referral Fee Payment
We will pay you referral fees on a quarterly basis. Approximately 30 days following the end of each calendar quarter, we will send you a check for the referral fees earned on our acquisition of new OneCore members, less any taxes that we are required by law to withhold. If you are a OneCore member, you can elect our "/newonecore/Affiliate/amp.asp#boo">Accelerated Payment Option to receive referral fees electronically into your account on a monthly basis. If a new OneCore member closes the account within 60 days of its opening, we reserve the right to deduct the referral fee we paid you from future payments or bill you for the fee at the next payment cycle.

7. Policies and Pricing
Members we acquire through this Program will be deemed to be members of OneCore.com. Accordingly, all OneCore.com rules, policies, and operating procedures concerning member activity and member service will apply to those members. We may change our policies and operating procedures at any time.

8. Reports of Sales
You will be given a password and have the ability to enter a password-protected site to find out how many transmissions were completed on a daily basis.

9. Limited License
We grant you a nonexclusive, revocable right to use the graphic image and text described in Section 2 and such other images for which we grant express permission, solely for the purpose of identifying your site as a Program participant and to assist in generating Member acquisitions. You may not modify the graphic image or text, or any other of our images, in any way. We reserve all of our rights in the graphic image and text, any other images, our trade names and trademarks, and all other intellectual property rights. You agree to follow our Trademark Guidelines, as those guidelines may change from time to time. We may revoke your license at any time by giving you written notice.

10. Responsibility for Your Site
You will be solely responsible for the development, operation, and maintenance of your site and for all materials that appear on your site. For example, you will be solely responsible for:

  the technical operation of your site and all related equipment posting the OneCore service descriptions on your site and linking those descriptions to our site-related materials ensuring that materials posted on your site do not violate or infringe upon the rights of any third party (including, for example, copyrights, trademarks, privacy, or other personal or proprietary rights)
  ensuring that materials posted on your site are not libelous, or otherwise illegal

We disclaim all liability for these matters. Further, you will indemnify and hold us harmless from all claims, damages, and expenses (including, without limitation, attorneys' fees) relating to the development, operation, maintenance, and contents of your site.

11. Term of the Agreement
The term of this Agreement will begin upon our acceptance of your Program application and will end when terminated by either party. Either you or we may terminate this Agreement at any time, with or without cause, by giving the other party written notice of termination. Upon the termination of this Agreement for any reason, you will immediately cease use of, and remove from your site, all links to our site, and all OneCore.com trademarks, trade dress and logos, and all other materials provided by or on behalf of us to you pursuant hereto or in connection with the Program. You are only eligible to earn referral fees on prospect conversion occurring during the term, and referral fees earned through the date of termination will remain payable only if the related accounts are not canceled within the 60-day window. We may withhold your final payment for a reasonable time to ensure that the correct amount is paid.

12. Modification
We may modify any of the terms and conditions contained in this Agreement, at any time and, at our sole discretion, by posting a change notice or a new agreement on our site. Modifications may include, for example, changes in the value of available referral fees, referral fee schedules, payment procedures, and Program rules. IF ANY MODIFICATION IS UNACCEPTABLE TO YOU, YOUR ONLY RECOURSE IS TO TERMINATE THIS AGREEMENT. YOUR CONTINUED PARTICIPATION IN THE PROGRAM FOLLOWING OUR POSTING OF A CHANGE NOTICE OR NEW AGREEMENT ON OUR SITE WILL CONSTITUTE BINDING ACCEPTANCE OF THE CHANGE.

13. Relationship of Parties
You and we are independent contractors, and nothing in this Agreement will create any partnership, joint venture, agency, franchise, sales representative, or employment relationship between the parties. You will have no authority to make or accept any offers or representations on our behalf. You will not make any statement, whether on your site or otherwise, that reasonably would contradict anything in this Section. You are not registered or required to be registered as a broker-dealer or investment advisor under federal or state law.

14. Limitation of Liability
We will not be liable for indirect, special, or consequential damages (or any loss of revenue, profits, or data) arising in connection with this Agreement or the Program, even if we have been advised of the possibility of such damages. Further, our aggregate liability arising with respect to this Agreement and the Program will not exceed the total referral fees paid or payable to you under this Agreement.

15. Disclaimers
We make no express or implied warranties or representations with respect to the Program or any products sold through the Program (including, without limitation, warranties of fitness, merchantability, noninfringement, or any implied warranties arising out of a course of performance, dealing, or trade usage). In addition, we make no representation that the operation of our site will be uninterrupted or error-free, and we will not be liable for the consequences of any interruptions or errors.

16. Independent Investigation
YOU ACKNOWLEDGE THAT YOU HAVE READ THIS AGREEMENT AND AGREE TO ALL ITS TERMS AND CONDITIONS. YOU UNDERSTAND THAT WE MAY AT ANY TIME (DIRECTLY OR INDIRECTLY) SOLICIT MEMBER REFERRALS ON TERMS THAT MAY DIFFER FROM THOSE CONTAINED IN THIS AGREEMENT OR OPERATE WEB SITES THAT ARE SIMILAR TO OR COMPETE WITH YOUR WEB SITE. YOU HAVE INDEPENDENTLY EVALUATED THE DESIRABILITY OF PARTICIPATING IN THE PROGRAM AND ARE NOT RELYING ON ANY REPRESENTATION, GUARANTEE, OR STATEMENT OTHER THAN AS SET FORTH IN THIS AGREEMENT.

17. Miscellaneous
This Agreement will be governed by the laws of the Commonwealth of Massachusetts, without reference to rules governing choice of laws. Any action relating to this Agreement must be brought in the federal or state courts located in Boston, Massachusetts, and you irrevocably consent to the jurisdiction of such courts. You may not assign this Agreement, by operation of law or otherwise, without our prior written consent. Subject to that restriction, this Agreement will be binding on, inure to the benefit of, and enforceable against the parties and their respective successors and assigns. Our failure to enforce your strict performance of any provision of this Agreement will not constitute a waiver of our right to subsequently enforce such provision or any other provision of this Agreement. If any provision of this Agreement is or becomes inconsistent with any applicable law or regulation, the provision will be deemed rescinded or modified to conform to such law or regulation. All of the other provisions of the Agreement will continue in full force and effect.